EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Earnings For Third Quarter of 2015

Sparta, Michigan – October 29, 2015 – ChoiceOne Financial Services, Inc. (OTCQX:COFS), the parent company for ChoiceOne Bank, reported net income of $1,450,000 for the third quarter of 2015 compared to $1,554,000 in the same period in 2014. Earnings per share were $0.44 in the third quarter of 2015 compared to $0.47 in the third quarter of the prior year. Net income for the first nine months of 2015 was $4,523,000 or $1.37 per share, compared to $4,139,000 or $1.25 per share in the same period in 2014.

“Although our net income was down in the third quarter of 2015 compared to the prior year, I am pleased with the overall direction and growth of our bank and franchise value,” said James Bosserd, Chief Executive Officer of ChoiceOne Financial Services, Inc. “Because we are committed to serving our families and businesses with the products and services they need to remain financially successful, we have invested over $300,000 to upgrade our data processing and online banking systems in the first nine months of 2015. This major upgrade will offer our customers more services, increased security, and enhanced technology, which is necessary for the continued strategic growth of our bank.”

Total assets as of September 30, 2015 increased to $555 million, compared to $533 million as of one year earlier. Deposits grew by $44 million in the third quarter of 2015. Loans grew by $7 million in the third quarter of 2015, while nonperforming loans were down $1.8 million or 27% since the end of 2014. “The quality of our loan portfolio continues to improve as we work closely with our customers in the improving economy,” said Bosserd.

Noninterest income increased by $1.2 million or approximately 24% in the first nine months of 2015 compared to the same period in the prior year due to continued emphasis on new product and service offerings to customers. Noninterest expenses increased to $13.6 million for the first nine months of 2015 compared with $12.5 million for the first nine months of 2014. The increase in expenses was a result of the system upgrade, several one-time charges, and general operating increases.

“We are committed to growing our bank and serving our customers,” said Bosserd. “Equally important are the investments we make in our communities. In the first nine months of 2015, ChoiceOne has invested over $139,000 in donations and sponsorships to help make the communities we serve a better place for all of us to live and prosper.”

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 12 full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTCQX under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue” and variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary and the amount of any impairment) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014. These and other factors are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616)887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

Condensed Balance Sheets
(Unaudited)

(In Thousands)	9/30/2015	6/30/2015	12/31/2014	9/30/2014
Cash and Cash Equivalents	$12,387	$15,391	$16,650	$10,793
Securities	157,516	153,860	145,706	144,767
Loans Held For Sale	2,559	2,833	2,170	1,987
Loans, Net of Allowance For Loan Losses	338,730	331,587	341,940	333,755
Premises and Equipment	11,884	11,811	11,795	11,864
Cash Surrender Value of Life Insurance Policies	12,172	12,084	12,071	10,487
Goodwill and Other Intangible Assets	14,220	14,280	14,555	14,667
Other Assets	5,323	5,138	4,753	5,100

Total Assets	$554,791	$546,984	$549,640	$533,420

Noninterest-bearing Deposits	$114,805	$114,604	$113,006	$107,802
Interest-bearing Demand Deposits	352,291	308,184	321,822	314,748
Borrowings	15,049	52,913	45,106	42,173
Other Liabilities	3,144	3,179	3,516	3,591

Total Liabilities	485,289	478,880	483,450	468,314

Shareholders’ Equity	69,502	68,104	66,190	65,106

Total Liabilities and Shareholders’ Equity	$554,791	$546,984	$549,640	$533,420

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Nine Months Ended
(In Thousands, Except Per Share Data)	9/30/2015	9/30/2014	9/30/2015	9/30/2014
Interest Income
Loans, including fees	$4,015	$4,008	$11,945	$11,772
Securities and other	856	809	2,504	2,439
Total Interest Income	4,871	4,817	14,449	14,211

Interest Expense
Deposits	222	259	662	800
Borrowings	24	24	93	74
Total Interest Expense	246	283	755	874

Net Interest Income	4,625	4,534	13,694	13,337
Provision for Loan Losses	—	—	100	100
Net Interest Income After Provision
for Loan Losses	4,625	4,534	13,594	13,237

Noninterest Income
Customer service charges	1,092	1,056	3,137	2,878
Insurance and investment commissions	219	241	852	678
Gains on sales of loans	308	276	1,120	726
Other income	340	262	995	621
Total Noninterest Income	1,959	1,835	6,104	4,903

Noninterest Expense
Salaries and benefits	2,322	2,128	6,835	6,288
Occupancy and equipment	598	599	1,786	1,812
Data processing	557	473	1,689	1,360
Professional fees	263	250	776	683
Other expense	861	778	2,560	2,355
Total Noninterest Expense	4,601	4,228	13,646	12,498

Income Before Income Tax	1,983	2,141	6,052	5,642
Income Taxes	533	587	1,529	1,503

Net Income	$1,450	$1,554	$4,523	$4,139

Basic Earnings Per Share	$0.44	$0.47	$1.37	$1.25
Diluted Earnings Per Share	$0.44	$0.47	$1.37	$1.25